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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated September 27, 2004 relating to the consolidated financial statements of Energy Corporation of America (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in Energy Corporation of America's method of accounting for asset retirement obligations effective July 1, 2002 and its classification and measurement of certain financial instruments with characteristics of both liabilities and equities as of April 1, 2004), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the use in this Registration Statement on Form S-1 of our report dated March 16, 2005 relating to the statements of historical revenues and direct operating expenses of the Underlying PDP Properties of Energy Corporation of America, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the use in this Registration Statement on Form S-1 of our report dated March 24, 2005 relating to the statement of assets and trust corpus of the Appalachian Gas Royalty Trust (which report expresses an unqualified opinion and includes an explanatory paragraph that the statement of assets and trust corpus has been prepared on a modified cash basis of accounting), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 4, 2005